Exhibit 16.1

December 28, 2011

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Re: Southern Trust Securities Holding Corp. (Commission File No. (000-52618)

We have read the statements that we understand Southern Trust Securities Holding Corp. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Your truly,

Rothstein, Kass & Company, P.C.